UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 19, 2017

PixarBio Corporation

(Name of Small Business Issuer in its Charter)

Delaware	47-1945113
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Fletcher Avenue, Suite 301 Fort Lee, NJ 07024

(Address of principal executive offices)

(617) 803-8838

(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Receipt of Wells Notice from Securities and Exchange Commission

On February 12, 2018, the Company’s counsel received a letter (the “Wells Notice”) notifying them that the staff of the Securities and Exchange Commission (“SEC”) has made a preliminary determination to recommend that the SEC file an enforcement action against the Company.

Relationship with Purdue Pharma

In January 2018, the Company signed a confidentiality agreement to explore a relationship with Purdue Pharma which the Company intends to work on diligently in 2018. A transaction between the Company and Purdue would give Purdue a new non-opiate pain portfolio. Purdue Pharma would bring sales expertise in the pain space to the Company.

Proposed Clinical Studies to Support US FDA Approval

The Company intends to conduct initial clinical studies at CMAX in Adelaide, Australia in late 2018 to support a US FDA NR14 NDA application in 2019. Management believes that CMAX is one of Australia’s largest, oldest and most experienced, dedicated clinical trials unit. CMAX specializes in first-in- human-studies. CMAX has advised management that it has conducted more than 100 clinical trials to date. Management believes that it has an impressive global regulatory history. CMAX has advised management that it has a database of more than 13,000 active volunteers. CMAX’s brand new 50-bed Phase I (through to Phase II-IV) unit is centrally located in Adelaide’s Bio-med City. Management believes that clinical data from the PixarBio- CMAX study will support the Company’s US FDA 2019 NDA application.

CEO appointed to Board of Directors of Allen Research

In November 2017, the Company’s CEO, Francis M. Reynolds, was appointed to the Board of Directors of a Non-Opiate Research Endowment called Allen Research Endowment Inc., a 501c3 organized by Larry Allen to fund Non-Opiate Drug development.

Change in the Company’s Staffing

As of December 31, 2017, the Company has seven (7) full-time employees and twenty-four (24) consultants.

Options/Warrants

The Company has 13,349,810 options issued and outstanding through December 31, 2017 including 5,650,000 issued in 2017 to senior management.

In addition, the Company has issued options and warrants to various vendors in satisfaction for certain obligations.

Cash on Hand

As of December 31, 2017, the Company’s cash on hand was $112,877.91

Loans and Stock Purchases by Frank Reynolds

In 2017, the Company’s CEO, Francis M. Reynolds, invested $305,000 in the Company to purchase shares at $2.25 a share pursuant to a Private Placement Memorandum and made $101,541.54 in loans.

Gifts of the Company’s Common Stock

On January 16, 2017, the Company’s CEO, Francis M. Reynolds, entered into an agreement pursuant to which he agreed to donate to the Irish Arts Center of New York City an aggregate total of 1,000,000 shares of the Company’s Common Stock owned by him, of which 200,000 shares of Common Stock have been transferred to the Irish Arts Center of New York City and 200,000 shares of Common Stock shall be transferred to the Irish Arts Center on or prior to March 17 of each year for the following four (4) years, commencing upon March 17, 2018, which is an aggregate total of 1,000,000 shares of Common Stock.

On October 19, 2017, Frank M. Reynolds agreed to make a gift of one million (1,000,000) shares of Common Stock of the Company owned by him to Chestnut Hill College of The Sisters of St Joseph (“CHC”). The gift shall be made in five (5) equal annual installments of two hundred thousand (200,000) shares. The first installment was made in November, 2017. The next four (4) installments shall be made after Labor Day in 2018, 2019, 2020 and 2021.

On November 13, 2017, Frank M. Reynolds transferred an aggregate of five million (5,000,000) shares of Common Stock of the Company owned by him to various family members and trusts for the benefit of his family. Mr. Reynolds has not retained any ownership or voting interest in such shares.

Legal Proceedings

On May 19, 2017, two judgments were entered in favor of Cummings Properties, LLC (“CPL”), the previous landlord of both the Company’s Medford office and the Woburn office (the “Offices”) against the Company, one in the amount of $1,438,185.30, and the other in the amount of $577,945.88 (the aforesaid two judgments are jointly referred to as the “Judgments”). The aggregate amount of the Judgments is equal to the alleged approximate unpaid balance and alleged remaining balance of the rental for the Offices due to the early termination of the leases. On July 14, 2017, CPL levied upon funds in the bank accounts of the Company in the aggregate amount of $107,968.64 (the “Seized Amount”) as a result of an Ex-Parte Order of which the Company was unaware. On July 12, 2017, an action was commenced by CPL against the Company to recover $1,848,600.73 in connection with the Company’s commercial lease with CPL. On August 31, 2017, a default order pursuant to Rule 55(a) of the Federal Rules of Civil Procedure was entered against the Company. CPL has requested a default judgment in the amount of $1,848,600.73. The Company’s management understands that the subject premises were relet and that the Company is entitled to a credit based upon the rent that is being received from the new tenant which shall totally or substantially offset the amount due.

On June 21, 2017, De Lage Landen Financial Services, Inc., (“DLL”) commenced proceedings against the Company in the Commonwealth of Pennsylvania for three (3) counts of Breach of Lease and one (1) count of Unjust Enrichment. The Plaintiff claims that on February 2, 2014, July 1, 2015, and December 15, 2016, DLL and the Company (“the Parties”) entered into three separate written finance agreements pursuant to which Plaintiff agreed to lease certain equipment to the Company. The Plaintiff sought an aggregate of $24,170.94 in Past Due rent, $234,810.50 in Accelerated Rent, $64,992.43 in Attorney’s Fees, and $1.187.25 in Processing and Court Costs, totaling $325,161.00. DLL has also sued the Company’s CEO, Francis Reynolds as the Guarantor, jointly and severally, for the aggregate sum of $325,161.00, plus 18% interest per annum from June 1, 2016, court costs, and additional attorneys’ fees. A judgment was made against PixarBio in the amount of $330,000. PixarBio owns three (3) pieces of equipment as a result of the De Lage transaction which management believes the Company can sell for $200,000 and then use the proceeds from the sale to settle the judgment for $200,000.

On September 12, 2017, Mary Phelan, a former employee of the Company, commenced a legal proceeding in Massachusetts through her attorneys against the Company for $82,909 in unpaid wages. Ms. Phelan had served as the Company’s Controller from January, 2016 until May 22, 2017, when she was terminated. Ms. Phelan asserts that the Company ceased paying her in March, 2017 and that she has not received her salary which was due to her.. The Company reached an agreement with the New Jersey Dept. of Labor to a settlement for Ms. Phelan by agreeing to make a series of payments in full satisfaction of a similar claim. . The Company and Mr. Reynolds believe that they shall be successful in the lawsuit in Massachusetts based upon the New Jersey settlement. In any event, the Company and Mr. Reynolds deny all allegations of wrongdoing and intend to vigorously defend this matter

In January 2018 the Company received a letter from an attorney for Katrin Holzhaus, the former Chief Administration Officer and Corporate Secretary alleging certain legal claims. Management does not believe this will advance to litigation. Management will likely discuss these matters with Ms. Holzhaus’ attorney.

The Company plans to commence a legal proceeding against InVivo Therapeutics, LLC., (“NVIV), with respect to its defamation with respect to patent rights to Neuro-Spinal Scaffold™ (USPTO # 61/507505) technology. Frank Reynolds, the Company’s Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, Chief Scientific Officer, and Corporate Secretary founded NVIV and served as the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer between 2005 and 2013. During this time, multiple patents were filed by InVivo based upon Mr. Reynold’s inventions. He personally selected, hired, contracted and paid with personal checks multiple patent law firms which filed the Neuro-Spinal Scaffold™ patents. On January 3, 2017, InVivo issued a press release claiming “InVivo has an exclusive license in the field of spinal cord injury to all patents and patent applications in prosecution covering the Neuro-Spinal Scaffold™. Frank Reynolds is not an inventor on any of these patents or patent applications.” The Company plans to commence proceedings against InVivo Therapeutics for libel and for rights to the Neuro-Spinal Scaffold™ patent. The Company and Mr. Reynolds believe that they shall be successful in this law suit. There can be no assurance that the Company shall be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PixarBio Corporation (the Company)
Dated February 21, 2018	By:	/s/ Francis M. Reynolds
Name: Francis M. Reynolds
Title: Chief Executive Officer